                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                  Autoliv, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    52800109
                                 (CUSIP Number)

                                December 31, 2001

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]      Rule 13d-1(b)

[_]      Rule 13d-1(c)

[_]      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 52800109
--------------------------------------------------------------------------------

1.  NAMES OF REPORTING PERSONS.


I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


General Electric Pension Trust
I.R.S. # 14-6015763


--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   [_]

(b)   [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
State of New York

--------------------------------------------------------------------------------
NUMBER OF SHARES
BENEFICIALLY OWNED      5.       SOLE VOTING POWER
BY EACH REPORTING
PERSON WITH:                     None
                        --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 3,004,129

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 None
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 3,004,129

--------------------------------------------------------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,004,129


10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.1% (6.1% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))

--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    EP



                               2 of 12                          NY 629250

CUSIP No. 52800109
--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

GE Asset Management Incorporated, as Investment Manager of GEPT (as defined below) and Investment Adviser to certain other entities and accounts
I.R.S. #06-1238874

--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   [_]

(b)   [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
State of Delaware

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                2,813,415
PERSON WITH:
                        --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 3,152,731

                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 2,813,415

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 3,152,731

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,966,146

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.1%
--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IA, CO



                               3 of 12                  NY 629250

CUSIP No. 52800109
--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

General Electric Insurance Plan Trust
I.R.S. # 51-0169382

--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   [_]

(b)   [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

New York
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                0
PERSON WITH:            --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 148,602
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 0
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 148,602
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    148,602

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2% (6.1% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    EP



                               4 of 12                  NY 629250

CUSIP NO. 52800109

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

General Electric Company
I.R.S. #14-0689340

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   [_]
(b)   [X]
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

State of New York
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                None
PERSON WITH:            --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 Disclaimed (see 9 below)
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 None
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares disclaimed by General Electric Company

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

    [X] Disclaimed (see 9 above)

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Not Applicable (see 9 above)
--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    CO


                               5 of 12                  NY 629250

INTRODUCTORY NOTE: This Statement on Schedule 13G is filed on behalf of General Electric Company, a New York corporation ("GE"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), General Electric Pension Trust, a New York common law trust ("GEPT") and General Electric Insurance Plan Trust, a New York common law trust ("GEIPT") (the "Schedule 13G"). GEAM is a registered investment adviser and acts as Investment Manager of GEPT and GEIPT, and as Investment Adviser to certain other entities and accounts. GEAM may be deemed to be the beneficial owner of 3,004,129 shares of Common Stock of Autoliv, Inc. (the "Issuer") owned by GEPT, of 148,602 shares of Common Stock of the Issuer owned by GEIPT and of 2,813,415 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM, GEPT and GEIPT each expressly disclaim that they are members of a "group." GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group."

Item 1(a)         Name of Issuer
--------------------------------

                  Autoliv, Inc.

Item 1(b)         Address of Issuer's Principal Executive Office
----------------------------------------------------------------

                  World Trade Center
                  Klarabergsviadukten 70
                  Box 70381
                  SE-107 24 Stockholm, Sweden

Item 2(a)         Name of Person Filing
---------------------------------------

                  General Electric Pension Trust

                  GE Asset Management Incorporated as Investment Manager of GEPT and GEIPT and as Investment Adviser to certain entities and accounts

                  General Electric Company

                  General Electric Insurance Plan Trust




Item 2(b)         Address of Principal Business Office or, if none, Residence
-----------------------------------------------------------------------------

                   The address of the principal offices of GEPT, GEIPT and GEAM is 3003 Summer Street Stamford, Connecticut 06904. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

                               6 of 12                  NY 629250

Item 2(c)         Citizenship
-----------------------------

                  General Electric Pension Trust - New York common law trust

                  GE Asset Management Incorporated - Delaware corporation

                  General Electric Company - New York corporation

                  General Electric Insurance Plan Trust - New York common law trust

Item 2(d)         Title of Class of Securities
----------------------------------------------

                  Common Stock

Item 2(e)         CUSIP Number
------------------------------

                  52800109

Item 3            If this statement is filed pursuant toss.ss.240.13d-1(b) or
-----------------------------------------------------------------------------
                  240.13-2(b) or (c), check whether the person filing is a:
                  ---------------------------------------------------------

                  (a) [_] Broker or Dealer registered under Section 15 of the Act (15 U.S.C.78o)

                  (b) [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c)

                  (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c)

                  (d) [_] Investment Company registered under Section 8 of the Investment Company Act of 1940 (U.S.C.80a-8)

                  (e) [_]  An Investment Adviser in accordance
                           withss.240.13-1(b)(1)(ii)(E)

                  (f) [_] An Employee Benefit Plan or Endowment Fund in accordance withss.240.13d-1(b)(1)(ii)(F)

                  (g) [_] A Parent Holding Company or Control Person in accordance with ss.240.13d-1(b)(1)(ii)G)

                  (h) [_] A Savings Association as defined in Section 3(b) of the federal Deposit Insurance Act (U.S.C. 1813)

                  (i) [_] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                               7 of 12                  NY 629250

                  (j) [X] Group, in accordance withss.240.13d-1(b)(1)(ii)(J)

Item 4            Ownership
---------------------------

                                                       GEPT              GEAM              GEIPT              GE

(a)    Amount beneficially owned                     3,004,129         5,966,146          148,602         Disclaimed

(b)    Percent of class                                  3.1%              6.1%             0.2%          Disclaimed

(c)    No. of shares to which person has

       (i)    sole power to vote or direct the
              vote                                     None            2,813,415            None             None

       (ii)   shared power to vote or direct         3,004,129         3,152,731          148,602         Disclaimed

       (iii)  sole power to dispose or to
              direct disposition                       None            2,813,415            None             None

       (iv)   share power to dispose or to
              direct disposition                     3,004,129         3,152,731          148,602         Disclaimed




Item 5            Ownership of Five Percent or Less of a Class
--------------------------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                  [_]

Item 6            Ownership of More than Five Percent on Behalf of Another
--------------------------------------------------------------------------
                  Person
                  ------

                  Not Applicable

Item 7            Identification and Classification of the Subsidiary Which
---------------------------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------
                  Holding Company
                  ---------------

                  Not Applicable

Item 8            Identification and Classification of Members of the Group
---------------------------------------------------------------------------

                  See Introductory Note above

                               8 of 12                  NY 629250

Item 9            Notice of Dissolution of Group
------------------------------------------------

                  Not Applicable

Item 10           Certification
-------------------------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               9 of 12                  NY 629250

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2002

                                       GENERAL ELECTRIC PENSION TRUST
                                       By:  GE Asset Management Incorporated,
                                       its Investment Manager

                                       By:  /s/ Michael M. Pastore
                                          -----------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President




                                       GE ASSET MANAGEMENT INCORPORATED




                                       By:  /s/ Michael M. Pastore
                                          -----------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President




                                       GENERAL ELECTRIC COMPANY




                                       By:  /s/ John H. Myers
                                          -----------------------------------
                                            Name: John H. Myers
                                            Title:  Vice President




                                       GENERAL ELECTRIC INSURANCE PLAN TRUST
                                       By:  GE Asset Management Incorporated,
                                       its Investment Manager

                                       By:  /s/ Michael M. Pastore
                                          -----------------------------------
                                            Name: Michael M. Pastore
                                            Title: Vice President

                               10 of 12                         NY 629250

                                                                      Schedule I

                             JOINT FILING AGREEMENT
                             ----------------------

                  This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Autoliv, Inc. is being filed on behalf of each of the undersigned.

Dated: February 14, 2002

                                      GENERAL ELECTRIC PENSION TRUST
                                      By:  GE Asset Management Incorporated,
                                      its Investment Manager


                                      By:  /s/ Michael M. Pastore
                                         -----------------------------------
                                           Name: Michael M. Pastore
                                           Title:  Vice President




                                      GE ASSET MANAGEMENT INCORPORATED



                                      By:  /s/ Michael M. Pastore
                                         -----------------------------------
                                           Name: Michael M. Pastore
                                           Title:  Vice President



                                      GENERAL ELECTRIC COMPANY



                                      By:   /s/ John H. Myers
                                         -----------------------------------
                                            Name: John H. Myers
                                            Title:  Vice President


                               11 of 12                         NY 629250

                                      GENERAL ELECTRIC INSURANCE PLAN TRUST
                                      By:  GE Asset Management Incorporated,
                                      its Investment Manager



                                      By:  /s/ Michael M. Pastore
                                         -----------------------------------
                                           Name: Michael M. Pastore
                                           Title: Vice President

                               12 of 12                         NY 629250